UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 21, 2007
F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)
FLORIDA

(State or Other Jurisdiction of Incorporation)

001-31940	25-1255406

(Commission File Number)	(IRS Employer Identification No.)

One F.N.B. Boulevard, Hermitage, PA	16148

(Address of Principal Executive Offices)	(Zip Code)
(724) 981-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On March 21, 2007, F.N.B. Corporation (the Corporation) announced the appointment of Vincent J. Calabrese as Corporate Controller and Principal Accounting Officer of the Corporation. Mr. Calabrese joins the Corporation from Peoples Bank of Bridgeport, Connecticut where he most recently served as Controller and Chief Accounting Officer from 1997 until 2007. A copy of the press release relating to the announcement is attached as Exhibit 99.1.
The Corporation’s bank subsidiary, First National Bank of Pennsylvania (FNBPA) entered into an employment agreement (the Agreement) with Mr. Calabrese on March 21, 2007. The Agreement has an initial term of two years, with automatic renewals for additional one year terms. The Agreement entitles Mr. Calabrese to an annual salary and participation in FNBPA’s executive incentive bonus program. In the event the employment of Mr. Calabrese is terminated without cause (as defined in the Agreement), Mr. Calabrese is entitled to continuation of his base salary then in effect for a maximum of twenty-four months (Severance Period); however, should Mr. Calabrese obtain other employment during the Severance Period such payments will cease on the later of twelve months after termination of employment or when Mr. Calabrese obtains other employment. The description of Mr. Calabrese’s employment agreement is qualified in its entirety by reference to the full text of the employment agreement, which is set forth in Exhibit 10.1 attached hereto.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
Exhibits:
10.1	Employment agreement between First National Bank of Pennsylvania and Vincent J. Calabrese.

99.1	Press release dated March 22, 2007 announcing the appointment of Vincent Calabrese as Corporate Controller and Principal Accounting Officer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. CORPORATION (Registrant)

By:	/s/Brian F. Lilly

Name:	Brian F. Lilly
Title:	Chief Financial Officer (Principal Financial Officer)
Dated: March 23, 2007